Exhibit 99.1

FOR RELEASE: Tuesday, October 27, 2026 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended September 30, 2026 of $635,000, or $0.24 per basic and diluted share, compared with a net loss of $41,000, or $(0.02) per basic and diluted share, for the same period in 2025. Net income for the nine months ended September 30, 2026 was $1.3 million, or $0.48 per basic and diluted share, compared to net income of $148,000, or $0.06 per basic and diluted share, for the same period in 2025.

Robert T. Strong, Chief Executive Officer, stated, “I am very proud of what our Team accomplished this quarter. Our return to improved profitability, both for the quarter and year-to-date, reflects the hard work and disciplined decisions we have made over the past year.”

Mr. Strong continued, “Reducing our cost of funds has been a key driver of that progress. With our FHLB borrowings fully repaid and deposit costs declining, our net interest margin has strengthened meaningfully. At the same time, we remain focused on managing operating expenses within our control, resulting in an improved efficiency ratio.”

Mr. Strong added, “We are also encouraged by the consistent growth in fee income. The expansion of SBA lending activities at the Bank, along with increased loan production through our subsidiary, Oakmont Commercial, LLC, has been a significant driver of this growth. By originating and selling these loans into the secondary market, we have enhanced noninterest income while providing valuable financing solutions to our customers.”

Mr. Strong noted, “While we are not satisfied with the current level of non-performing loans, these loans are either well-collateralized or adequately reserved. We are working diligently toward their resolution, including enhancing staffing resources to support these efforts.”

Mr. Strong concluded, “Our capital position continues to strengthen, with both stockholders’ equity and book value per share increasing. As we continue through our Centennial Year, we remain focused on enhancing stockholder value through disciplined execution, long-term profitability, prudent risk management, and maintaining strong capital levels.”

Comparison of Quarter-Over-Quarter Operating Results

Net income amounted to $635,000 for the three months ended September 30, 2026, an increase of $676,000, compared with a net loss of $41,000 for the three months ended September 30, 2025. The increase in net income over the comparable quarterly period was primarily the result of a decrease in interest expense of $951,000, an increase in non-interest income of $750,000, and a net decrease in the provision for credit losses of $381,000, partially offset by an increase in non-interest expense of $630,000, a decrease in interest and dividend income of $531,000, and an increase in the provision for income taxes of $245,000.

The $531,000, or 5.2%, decrease in interest and dividend income for the three months ended September 30, 2026 was primarily due to a $38.1 million decrease in the average balance of loans receivable, which decreased from $599.3 million for the three months ended September 30, 2025 to $561.3 million for the three months ended September 30, 2026 and had the effect of decreasing interest income by $623,000, and a $1.7 million decrease in the average balance of investment in FHLB stock, which decreased from $1.9 million for the three months ended September 30, 2025 to $291,000 for the three months ended September 30, 2026 and had the effect of decreasing interest income $50,000. Partially offsetting the decrease in interest and dividend income was a $12.9 million increase in the average balance of due from banks – interest earning, which increased from $30.8 million for the three months ended September 30, 2025 to $43.8 million for the three months ended September 30, 2026, and had the effect of increasing interest income $111,000, and a three basis point increase in the average yield on loans receivable, which increased from 6.55% for the three months ended September 30, 2025 to 6.58% for the three months ended September 30, 2026 and had the effect of increasing interest income $51,000.

The $951,000, or 16.5%, decrease in interest expense for the three months ended September 30, 2026 over the comparable period in 2025 was driven by a $536,000, or 100.0%, decrease in interest on Federal Home Loan Bank (“FHLB”) borrowings, attributable to a decrease in the average balance of FHLB borrowings which decreased from $41.1 million for the three months ended September 30, 2025, to none for the three months ended September 30, 2026, a 31 basis point decrease in the average rate of certificates of deposit from 4.27% for the three months ended September 30, 2025 to 3.96% for the three months ended September 30, 2026, which had the effect of decreasing interest expense by $251,000, a 103 basis point decrease in the average rate of money markets from 3.25% for the three months ended September 30, 2025 to 2.22% for the three months ended September 30, 2026, which had the effect of decreasing interest expense by $250,000, and a $19.4 million decrease in the average balance of money market deposits which decreased from $116.5 million for the three months ended September 30, 2025 to $97.2 million for the three months ended September 30, 2026 and had the effect of decreasing interest expense by $157,000. Also contributing to the decrease in interest expense was a 59 basis point decrease in the average rate of business checking accounts which decreased from 4.64% for the three months ended September 30, 2025 to 4.05% for the three months ended September 30, 2026, and had the effect of decreasing interest expense $99,000, and a $6.6 million decrease in the average balance of certificates of deposit which decreased from $327.7 million for the three months ended September 30, 2025 to $321.1 million for the three months ended September 30, 2026 and had the effect of decreasing interest expense by $70,000. These decreases in interest expense were partially offset by a $37.7 million increase in the average balance of business checking accounts, which increased from $29.2 million for the three months ended September 30, 2025, to $66.9 million for the three months ended September 30, 2026 and had the effect of increasing interest expense by $437,000.

The average interest rate spread increased from 2.07% for the three months ended September 30, 2025 to 2.52% for the three months ended September 30, 2026 and the net interest margin increased from 2.77% for the three months ended September 30, 2025 to 3.17% for the three months ended September 30, 2026.

The $381,000, or 89.6%, net decrease in the provision for credit losses for the three months ended September 30, 2026 over the comparable period in 2025 primarily reflected lower overall loan balances and changes in the composition and estimated loss exposure of individually evaluated loans during the period.

The $750,000, or 40.5%, increase in non-interest income for the three months ended September 30, 2026 over the comparable period in 2025 was primarily attributable to a $412,000 increase in net loan servicing income, a $154,000, or 106.9%, increase in other fees and service charges, net, a $113,000, or 42.5%, increase in gain on sale of SBA loans, a $59,000, or 30.1%, increase in insurance commissions, a $50,000 increase in the net gain on sale of other real estate owned, and a $7,000, or 0.7%, increase in net gain on sale of mortgage and Oakmont Commercial loans. These increases were partially offset by a $48,000, or 16.6%, decrease in mortgage banking and title abstract fees. The increase in net loan servicing income reflects the retention of servicing on certain loan sales.

The $630,000, or 10.8%, increase in non-interest expense for the three months ended September 30, 2026 over the comparable period in 2025 was primarily due to a $435,000, or 148.5%, increase in other expense, a $336,000, or 250.8%, increase in professional fees, a $54,000, or 192.9%, increase in advertising expense, a $23,000, or 9.2%, increase in software as a service (“SaaS”) subscription expense and an $8,000, or 6.1%, increase in FDIC deposit insurance assessment. These increases in non-interest expense were partially offset by a $95,000, or 2.4%, decrease in salaries and employee benefits expense, a $59,000, or 13.5%, decrease in data processing expense, a $49,000, or 10.0% decrease in occupancy and equipment expenses, and a $15,000, or 22.7%, decrease in directors’ fees and expenses. The increase in professional fees during the three-month period was primarily attributable to higher legal expenses associated with delinquent loans, collection activity, and related legal proceedings, as well as other consulting and professional services incurred during the period. The increase in other expense during the three-month period was primarily attributable to SBA loan servicing and closing fees.

The provision for income tax increased $245,000 from $30,000 for the three months ended September 30, 2025 to $275,000 for the three months ended September 30, 2026, primarily due to an increase in pre-tax income.

Comparison of Nine-Month Operating Results

Net income amounted to $1.3 million for the nine months ended September 30, 2026, an increase of $1.1 million, or 766.2%, compared to net income of $148,000 for the nine months ended September 30, 2025. The increase in net income on a comparative nine-month basis was primarily the result of a decrease in interest expense of $2.3 million, an increase in non-interest income of $1.6 million, and a net decrease in the provision for credit losses of $663,000, partially offset by a decrease in interest and dividend income of $1.3 million, an increase in non-interest expense of $1.7 million, and an increase in the provision for income taxes of $406,000.

The $1.3 million, or 4.1%, decrease in interest and dividend income for the nine months ended September 30, 2026 over the comparable period in 2025 was primarily due to a $19.5 million decrease in the average balance of loans receivable, which decreased from $592.5 million for the nine months ended September 30, 2025 to $573.0 million for the nine months ended September 30, 2026 and had the effect of decreasing interest income by $954,000, and a 56 basis point decrease in the average yield on due from banks – interest earning, which decreased from 3.90% for the nine months ended September 30, 2025 to 3.34% for the nine months ended September 30, 2026 and had the effect of decreasing interest income $148,000. Also contributing to the decrease in interest and dividend income for the nine months ended September 30, 2026 was a $2.0 million decrease in the average balance of investment in FHLB stock, which decreased from $2.3 million for the nine months ended September 30, 2025 to $291,000 for the nine months ended September 30, 2026 and had the effect of decreasing interest income $99,000.

The $2.3 million, or 13.3%, decrease in interest expense for the nine months ended September 30, 2026 over the comparable period in 2025 was driven by a $1.7 million, or 100.0% decrease in interest on FHLB borrowings, attributable to a decrease in the average balance of FHLB borrowings which decreased from $47.7 million for the nine months ended September 30, 2025, to none for the nine months ended September 30, 2026, a 153 basis point decrease in the average rate of money market deposits from 3.50% for the nine months ended September 30, 2025 to 1.97% for the nine months ended September 30, 2026, which had the effect of decreasing interest expense by $1.1 million, a $42.9 million decrease in the average balance of money market deposits which decreased from $139.5 million for the nine months ended September 30, 2025 to $96.5 million for the nine months ended September 30, 2026 and had the effect of decreasing interest expense by $1.1 million, a 28 basis point decrease in the average rate of certificates of deposit from 4.25% for the nine months ended September 30, 2025 to 3.97% for the nine months ended September 30, 2026, which had the effect of decreasing interest expense by $721,000. These decreases in interest expense were partially offset by a $33.7 million increase in the average balance of certificates of deposit which increased from $306.2 million for the nine months ended September 30, 2025 to $339.9 million for the nine months ended September 30, 2026 and had the effect of increasing interest expense by $1.1 million, a $32.5 million increase in the average balance of business checking accounts, which increased from $36.6 million for the nine months ended September 30, 2025, to $69.1 million for the nine months ended September 30, 2026 and had the effect of increasing interest expense by $615,000, and a 155 basis point increase in the average rate of business checking accounts, which increased from 2.53% for the nine months ended September 30, 2025, to 4.08% for the nine months ended September 30, 2026 and had the effect of increasing interest expense by $807,000.

The average interest rate spread increased from 2.22% for the nine months ended September 30, 2025 to 2.54% for the nine months ended September 30, 2026 and the net interest margin increased from 2.75% for the nine months ended September 30, 2025 to 3.08% for the nine months ended September 30, 2026.

The $663,000, or 50.9%, net decrease in the provision for credit losses for the nine months ended September 30, 2026 over the nine months ended September 30, 2025 was primarily due to a decrease in the specific reserve for non-accrual loans and a decrease in overall loan balances during the nine months ended September 30, 2026.

The $1.6 million, or 26.6%, increase in non-interest income for the nine months ended September 30, 2026 over the comparable period in 2025 was primarily attributable to a $526,000, or 48.5%, increase in gain on sale of SBA loans, a $439,000 increase in net loan servicing income, a $343,000, or 86.4%, increase in other fees and service charges, net, a $343,000, or 11.2%, increase in net gain on sale of mortgage and Oakmont Commercial loans, a $50,000 increase in the net gain on sale of other real estate owned, and a $36,000, or 6.2%, increase in insurance commissions. These increases were partially offset by a $189,000, or 26.4%, decrease in mortgage banking and title abstract fees. The increase in net loan servicing income reflected the retention of servicing on certain loan sales.

The $1.7 million, or 10.0%, increase in non-interest expense for the nine months ended September 30, 2026 over the comparable period in 2025 was primarily due to an $897,000, or 75.3% increase in other expense, a $581,000, or 109.4% increase in professional fees, a $436,000, or 3.9%, increase in salaries and employee benefits expense, a $121,000, or 16.7%, increase in SaaS subscription expense, a $68,000, or 17.6%, increase in FDIC deposit insurance assessment, and a $37,000, or 16.3%, increase in advertising expense. These increases in non-interest expense were partially offset by a $241,000, or 18.9%, decrease in data processing expense, an $89,000, or 6.6%, decrease in occupancy and equipment expenses, and an $87,000, or 44.4%, decrease in directors’ fees and expenses. The increase in salaries and employee benefits expense was primarily due to a $227,000 increase in salaries, and a $255,000 increase in bonus expense due to a voluntary reduction in discretionary incentive compensation driven by lower performance results for the nine months ended September 30, 2025. The increase in professional fees during the nine-month period was primarily attributable to higher legal expenses associated with delinquent loans, collection activity, and related legal proceedings, as well as other consulting and professional services incurred during the period. The increase in SaaS subscription expense reflects the phased implementation and expanded utilization of third-party software solutions supporting compliance, risk management, and operational infrastructure, partially offset by reductions in traditional data processing costs. The decrease in directors’ fees and expenses reflects a one-time adjustment resulting from a reassessment of the director fee accrual as of September 30, 2026. Other expenses, net increased primarily due to SBA lending-related items, including a $368,000 write-down of the SBA servicing asset due to a valuation adjustment and the write-off of $199,000 of certain deferred SBA loan origination costs associated with SBA loan sales completed during the period.

The provision for income tax increased $406,000, or 167.8%, from $242,000 for the nine months ended September 30, 2025 to $648,000 for the nine months ended September 30, 2026 due primarily to an increase in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at September 30, 2026 were $634.1 million, a decrease of $41.8 million, or 6.2%, from $675.9 million at December 31, 2025. The decrease in total assets was primarily due to a $39.7 million, or 7.3%, decrease in loans receivable, net of allowance for credit losses, and a $5.0 million, or 8.2%, decrease in loans held for sale, partially offset by a $4.4 million, or 8.2%, increase in cash and cash equivalents. The largest decreases within the loan portfolio occurred in commercial business loans, which decreased $20.4 million, or 21.2%, commercial real estate loans, which decreased $18.1 million, or 5.8%, multi-family residential loans, which decreased $5.3 million, or 12.9%, one-to-four family non-owner occupied loans, which decreased $3.7 million, or 12.8%, and home equity loans, which decreased $722,000, or 13.4%. Partially offsetting these decreases were increases in construction loans of $4.2 million, or 17.9%, and one-to-four family owner occupied loans of $3.6 million, or 8.7%.

Loans held for sale decreased $5.0 million, or 8.2%, from $61.0 million at December 31, 2025 to $56.0 million at September 30, 2026 as the Bank’s commercial real estate subsidiary, Oakmont Commercial, LLC, originated $52.0 million of commercial real estate loans during the nine months ended September 30, 2026 and sold $58.1 million of loans in the secondary market during this same period. The Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $84.4 million of one-to-four family residential loans during the nine months ended September 30, 2026 and sold $80.1 million of loans in the secondary market. During the nine months ended September 30, 2026, the Bank originated $18.6 million of SBA loans and sold $20.0 million of SBA loans in the secondary market during the same period. Due to the timing of disbursements, SBA loans may or may not be classified as held for sale at origination. As of December 31, 2025, the Bank reclassified $1.8 million of undisbursed SBA loans out of loans held for sale into the portfolio of loans receivable.

Total deposits decreased $43.3 million, or 7.3%, to $554.0 million at September 30, 2026 from $597.3 million at December 31, 2025. The decrease in deposits was primarily attributable to a decrease of $51.2 million, or 14.4%, in certificates of deposit, and a decrease of $43.7 million, or 41.3%, in interest-bearing checking accounts. These decreases in deposits were partially offset by an increase of $34.4 million, or 52.3%, in non-interest-bearing checking accounts, an increase of $16.7 million, or 23.7%, in money market accounts, and a $478,000, or 68.4%, increase in savings accounts. Both retail and non-retail interest-bearing checking account balances decreased at September 30, 2026, compared to December 31, 2025, primarily reflecting increased competition for such deposits.

Total stockholders’ equity increased $1.2 million, or 2.4%, to $53.6 million at September 30, 2026 from $52.3 million at December 31, 2025. Contributing to the increase was net income for the nine months ended September 30, 2026 of $1.3 million, amortization of stock awards and options under the Company’s stock compensation plans of $223,000, issuance of treasury stock for exercised stock options of $67,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $44,000. The increase in stockholders’ equity was partially offset by dividends paid of $317,000 and purchase of treasury stock of $63,000.

Non-performing loans at September 30, 2026 totaled $11.4 million, or 2.27%, of total loans receivable, net of allowance for credit losses, consisting of $9.9 million of loans on non-accrual status and $1.5 million of accruing loans 90-days or more delinquent. Non-accrual loans consist of two one-to-four family residential owner occupied loans, 22 commercial real estate loans, and 18 commercial business loans. Included in the 18 commercial business loans is one pool of equipment loans. Accruing loans 90-days or more past due include one one-to-four family residential non-owner occupied loan, one commercial real estate loan, and one commercial business loan. All non-performing loans are either well-collateralized or adequately reserved. During the nine month period ended September 30, 2026, 13 commercial business loans totaling $1.2 million that were previously on non-accrual were charged-off through the allowance for credit losses. Non-performing loans at December 31, 2025 totaled $7.3 million, or 1.36%, of total loans receivable, net of allowance for credit losses, consisting of $5.8 million of loans on non-accrual status and $1.5 million of accruing loans 90-days or more delinquent. Non-accrual loans consisted of two one-to-four family residential owner occupied loans, 14 commercial real estate loans, and 15 commercial business loans. Included in the 15 commercial business loans was one pool of equipment loans. Accruing loans 90-days or more past due included one one-to-four family residential owner occupied loan, one one-to-four family residential non-owner occupied loan, one commercial real estate loan, and one commercial business loan. During the year ended December 31, 2025, one commercial real estate loan and 11 commercial business loans totaling $1.6 million that were previously on non-accrual were charged-off through the allowance for credit losses.

Other real estate owned, net (“OREO”) amounted to $137,000 at September 30, 2026, consisting of one property that had served as collateral for a non-performing commercial real estate loan. OREO amounted to $360,000 at December 31, 2025, and consisted of one property that was collateral for non-performing commercial real estate loans. Non-performing assets, consisting of non-performing loans and OREO, amounted to $11.5 million, or 1.82% of total assets, and $7.7 million, or 1.20% of total assets at September 30, 2026, and December 31, 2025, respectively.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania, and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At September 30,	At December 31,
	2026	2025
	(Unaudited)	(Unaudited)
Assets
Due from banks, non-interest-earning	$487	$1,978
Due from banks, interest-earning	57,432	51,569
Cash and cash equivalents	57,919	53,547
Investment in interest-earning time deposits	1,123	912
Investment securities available for sale at fair value	537	882
Loans held for sale	55,969	60,956
Loans receivable, net of allowance for credit losses (2026: $5,718; 2025: $6,166)	501,017	540,698
Accrued interest receivable	3,033	3,789
Investment in Federal Home Loan Bank stock, at cost	291	291
Bank-owned life insurance	4,679	4,575
Premises and equipment, net	1,485	1,540
Goodwill	515	515
Other intangible, net of accumulated amortization	-	28
Servicing assets	1,291	619
Other real estate owned, net	137	360
Prepaid expenses and other assets	6,151	7,141
Total Assets	$634,147	$675,853
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$100,029	$65,665
Interest-bearing	453,922	531,613
Total deposits	553,951	597,278
Senior debt, net of unamortized costs	9,751	9,619
Subordinated debt	8,000	8,000
Accrued interest payable	631	1,086
Advances from borrowers for taxes and insurance	2,286	2,643
Accrued expenses and other liabilities	5,964	4,898
Total Liabilities	580,583	623,524
Total Stockholders’ Equity	53,564	52,329
Total Liabilities and Stockholders’ Equity	$634,147	$675,853

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$9,236	$9,808	$28,053	$29,026
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	403	362	981	1,264
Total Interest and Dividend Income	9,639	10,170	29,034	30,290

Interest Expense
Interest on deposits	4,397	4,789	13,661	14,116
Interest on FHLB borrowings	-	536	-	1,669
Interest on senior debt	269	281	827	672
Interest on subordinated debt	159	170	468	790
Total Interest Expense	4,825	5,776	14,956	17,247
Net Interest Income	4,814	4,394	14,078	13,043
Provision for Credit Losses – Loans	38	433	646	1,223
(Recovery of) Provision for Credit Losses – Unfunded Commitments	6	(8)	(6)	80
Total Provision for Credit Losses	44	425	640	1,303
Net Interest Income after Provision for Credit Losses	4,770	3,969	13,438	11,740

Non-Interest Income
Mortgage banking and title abstract fees	241	289	526	715
Insurance commissions	255	196	613	577
Other fees and service charges, net	298	144	740	397
Net loan servicing income	386	(26)	375	(64)
Income from bank-owned life insurance	36	33	104	95
Net gain on sale of loans	957	950	3,395	3,052
Net gain on sale of other real estate owned	50	-	50	-
Gain on the sale of SBA loans	379	266	1,610	1,084
Total Non-Interest Income	2,602	1,852	7,413	5,856

Non-Interest Expense
Salaries and employee benefits	3,898	3,993	11,721	11,285
Directors' fees and expenses	51	66	109	196
Occupancy and equipment	440	489	1,263	1,352
Data processing	377	436	1,036	1,277
SaaS subscription expense	273	250	845	724
Professional fees	470	134	1,112	531
FDIC deposit insurance assessment	139	131	455	387
Advertising	82	28	264	227
Amortization of other intangible	4	12	28	36
Other	728	293	2,088	1,191
Total Non-Interest Expense	6,462	5,832	18,921	17,206
Income (Loss) Before Income Taxes	$910	$(11)	$1,930	$390
Income Taxes	275	30	648	242
Net Income (Loss)	$635	$(41)	$1,282	$148

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.24	$(0.02)	$0.48	$0.06
Average shares outstanding – basic	2,650,407	2,635,983	2,645,543	2,631,227
Earnings per share – diluted	$0.24	$(0.02)	$0.48	$0.06
Average shares outstanding – diluted	2,669,002	2,635,983	2,670,402	2,631,227
Book value per share, end of period	$20.19	$19.79	$20.19	$19.79
Shares outstanding, end of period	2,653,040	2,636,079	2,653,040	2,636,079

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	6.35%	6.41%	6.35%	6.39%
Average rate on interest-bearing liabilities	3.83%	4.34%	3.81%	4.17%
Average interest rate spread	2.52%	2.07%	2.54%	2.22%
Net interest margin	3.17%	2.77%	3.08%	2.75%
Average interest-earning assets to average interest-bearing liabilities	120.59%	119.03%	116.45%	114.56%
Efficiency ratio	87.14%	93.26%	88.04%	90.85%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.27%	1.16%	2.27%	1.16%
Non-performing assets as a percent of total assets	1.82%	0.93%	1.82%	0.93%
Allowance for credit losses as a percent of non-performing loans	50.17%	102.58%	50.17%	102.58%
Allowance for credit losses as a percent of total loans receivable, net	1.13%	1.17%	1.13%	1.17%
Texas Ratio (2)	20.07%	9.80%	20.07%	9.80%

(1)	Asset quality ratios are end of period ratios.
(2)	Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, Chief Executive Officer (215) 364-4059

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